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                                                                 Exhibit 10.5(b)

                               SECOND AMENDMENT TO
                  THE BALANCED OIL RECOVERY SYSTEM LIFT LICENSE
                          AGREEMENT DATED JUNE 19, 1998

      THIS SECOND AMENDMENT to The Balanced Oil Recovery System Lift License Agreement dared June 19, 1998 is made and entered into this 30th day of March, 2000, by and between Lift-Pump. L.L.C., an Oklahoma Limited Liability Company located at 104 South Missouri, Suite 200, Claremore, Rogers County, Oklahoma ("LLC") by its Manager, Mack Greever;

                                       And

      Toups Technology Licensing, Incorporated, Suite 105, 7887 Bryan Dairy Road, Largo, Florida 33777, ("TTL") by its President and Chief Executive Officer, Leon H. Toups;

                                    RECITALS

      WHEREAS, LLC and TTL on the 19th day of June, 1998, entered into The Balanced Oil Recovery System Lift License Agreement ("License Agreement") for the purpose of undertaking a joint effort at designing, manufacturing, selling or otherwise commercializing a pumping device for oil wells that is referred to in the License Agreement as the Balanced Oil Recovery System Lift ("BORS Lift") to complement the production process developed by the LLC; and

      WHEREAS, LLC and TTL on the 29th day of July, 1999, entered into a First Amendment To the Balanced Oil Recovery System Lift License Agreement which amended the License Agreement ("First Amendment") as more particularly set forth therein; and

      WHEREAS, by this Second Amendment to The Balanced Oil Recovery System Lift License Agreement dated March 30, 2000, ("Second Amendment"), LLC and TTL agree and intend to further define and clarify the applicability of the License Agreement and the First Amendment to any and all pumping units or devices developed by the LLC and TTL pursuant to the License Agreement and First Amendment and to further supplement the method of obtaining patents pursuant to the License Agreement.

      NOW, THEREFORE, LLC and TTL, intending to be legally bound, agree that the License Agreement is amended as follows:

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      1. The recitals set forth above are incorporated into and made a part of this Second Amendment.

      2. LLC and TTL intend and agree that the BORS Lift as defined in the First Amendment and any and all improvements thereto shall be included within the terms "Licensed Know-how", "Licensed Patent", "Licensed Product", "Licensed Service", "Licensed Specification, "Licensed System", "Licensed Trademark" and "Improvement" is such terms are defined in paragraphs 1.a through 1.h, inclusive of the License Agreement. The parties hereto further agree that any proprietary knowledge or information that is obtained, created or developed by either the LLC or TTL at any time during the License Term or any extension thereof and used in a BORS Lift or any adaptation of or Improvement to the BORS Lift shall be subject to the License Agreement, as amended.

      3. Paragraph 8.c. of the License Agreement is hereby amended as follows:

            c. In the Event TTL is the originating party of an improvement that appears possibly patentable after a competent prior art search, TTL will disclose such Improvement to the LLC and the LLC prosecute a patent application thereon in the name of the LLC as the inventor and originating party, and may discontinue prosecuting it or maintaining any resulting patent. If the LLC elects to apply for a patent for The BORS Lift and/or the Licensed Know How and/or the process of producing oil with minimal water production and/or a process that utilizes both The BORS Lift and the process of producing oil with minimal water production or any Improvement(s) thereto and included under this Agreement, the LLC will file and prosecute a patent application thereon in the name of the LLC as the inventor and originating party, and may discontinue prosecuting it or maintaining any resulting patent. TTL shall advance such funds to the LLC as the LLC may request from time to time, as are reasonably necessary in the opinion of the LLC's Patent Counsel, to diligently prosecute patent applications for The BORS Lift and the process of producing oil with minimal water production and any Improvement thereto. TTL shall offset any funds advanced to the LLC from Running Royalties as such Running Royalties (nor including any Running Royalties advanced pursuant to paragraph 6.a. of the License Agreement) may become due and payable. Any and all patents obtained pursuant to this Agreement, including but not limited to any patents obtained as a result of the LLC compliance with paragraph 8.d., as amended, shall become the property of the LLC free and clear of any and all claim, of any kind or nature of TTL other than as set forth in the License Agreement and any amendment thereto.

      4. Paragraph 8.d. of the License Agreement is amended as follows:

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            d. If the LLC elects to have an Improvement included under this
Agreement, the LLC will pay the expense of undertaking to patent it within the Licensed Territory subject, however, to the agreement of TTL to advance such funds and the LLC to repay such advance as set forth in paragraph 8.c. above. TTL and the LLC intend and agree that all patents obtained pursuant to this Agreement shall become and remain the property of the LLC.

      5. Paragraph 13.g. is hereby amended as follows:

            g. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given if delivered by courier or other means of personal service, or if sent by telex or telecopy, or mailed first class, postage prepaid, by certified mail, return receipt requested, addressed to the parties at the addresses herein set forth above. All notices, requests and other communications shall be deemed received on the date of actual receipt. Any party may change its address for notices by notice to the other party as provided in this paragraph 13.g.

      6. Paragraph 13 is hereby amended as follows:

            i. On or before January 31 of each calendar year during the License Term, TTL shall deliver to the LLC the business plan adopted by TTL for the ensuing calendar year setting forth at a minimum, (i) projected sales of Licensed Product and Licensed Services, (ii) projected prices for sales of Licensed Product and Licensed Services and the method of determining the pricing structure for Licensed Product and Licensed Services; (iii) the method planned to achieve the projected sales and the amount of the resources to be devoted to and the amount and source of the cash to be expended in achieving the projected sales and implementing the business plan; and (iv) such other information as is normally included in a business plan by a prudent manufacturer.

      7. Other than as amended herein and in the First Amendment, all of the remaining terms and conditions of the License Agreement shall remain in full force and effect.

      8. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns subject to the restrictions upon assignment set forth in the License Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed, scaled, and attested by persons duly authorized so to do, as of the date firs stated hereinabove.

LLC:                      TTL:

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Lift-Pump, L.L.C.,                        Toups Technology Licensing
                                          Incorporated


By: /s/ Mack Greever                      By: /s/ Leon H. Toupes, Pres.
   ----------------------------              -----------------------------------
   Mack Greever, Manager                     Leon H. Toupes, President

ATTEST:                                   ATTEST:


/s/ Gerold Allen                          /s/ Mark Clancy
-------------------------------           --------------------------------------
Gerold Allen, Member                      Mark Clancy, Vice President